                                                                 EXHIBIT (d)1(b)

                                 AMENDMENT NO. 1
                                       TO
                      MASTER INVESTMENT ADVISORY AGREEMENT


         The Master Investment Advisory Agreement (the "Agreement"), dated June 1, 2000, between AIM Tax-Exempt Funds, a Delaware business trust, and A I M Advisors, Inc., a Delaware corporation, is hereby amended as follows:

                                   WITNESSETH:

         WHEREAS, the parties desire to amend the Agreement to delete a portfolio, AIM Tax-Exempt Bond Fund of Connecticut;

         NOW, THEREFORE, the parties agree as follows;

         1. Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

                                   "APPENDIX A
                            FUNDS AND EFFECTIVE DATES


NAME OF FUND                            EFFECTIVE DATE OF ADVISORY AGREEMENT
------------                            ------------------------------------
AIM High Income Municipal Fund          June 1, 2000

AIM Tax-Exempt Cash Fund                June 1, 2000

AIM Tax-Free Intermediate Fund          June 1, 2000"

                                   "APPENDIX B
                           COMPENSATION TO THE ADVISOR

         The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

                         AIM TAX-FREE INTERMEDIATE FUND


NET ASSETS                                                        ANNUAL RATE
----------                                                        -----------
First $500 million ............................................      0.30%
Over $500 million to and including $1 billion .................      0.25%
Over $1 billion ...............................................      0.20%

                            AIM TAX-EXEMPT CASH FUND

NET ASSETS                                                        ANNUAL RATE
----------                                                        -----------
All Assets.....................................................      0.35%


                         AIM HIGH INCOME MUNICIPAL FUND


NET ASSETS                                                          ANNUAL RATE
----------                                                          -----------
First $500 million .............................................        0.60%
Over $500 million to and including $1 billion ..................        0.55%
Over $1 billion to and including $1.5 billion ..................        0.50%
Over $1.5 billion ..............................................        0.45%"


         2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.


Dated: September 10, 2001
      -------------


                                               AIM TAX-EXEMPT FUNDS


Attest:  /s/ P. MICHELLE GRACE                 By:  /s/ ROBERT H. GRAHAM
        ----------------------                     ---------------------
        Assistant Secretary                        Robert H. Graham
                                                   President


(SEAL)

                                               A I M ADVISORS INC.


Attest:  /s/ P. MICHELLE GRACE                 By:  /s/ ROBERT H. GRAHAM
        ----------------------                     ---------------------
        Assistant Secretary                        Robert H. Graham
                                                   President


(SEAL)


                                        2